EXHIBIT 10.2
SHAREHOLDERS’ AGREEMENT

Via Automotive, Inc.

THIS SHAREHOLDERS’ AGREEMENT’, is made as of this 18th day of November, 2010, by and among Raser Technologies, Inc. (“RZ”), Berg & Berg Enterprises, LLC, a California limited liability company (“Investor” and together with RZ sometimes referred to as the “Shareholders”) and Via Automotive, Inc., a Delaware corporation (the “Corporation”).

WITNESSETH;
WHEREAS, the Corporation is presently authorized to issue 250 million (250,000,000) shares of common stock, par value $0.01 per share (“Common Stock”);

WHEREAS, RZ owns 39% and Investor owns 61% of the presently issued and outstanding shares of Common Stock; and

WHEREAS, the parties desire to provide for the orderly conduct of the business of the Corporation and to promote their mutual interests by imposing certain restrictions and obligations on themselves and upon the transfer or encumbrance of shares of Common Stock.

NOW, THEREFORE, the parties agree as follows:

1.	Investor Investment; Stock Ownership

(a)
Investor shall deliver to the Corporation the sum of $4.5 million on the date hereof as consideration for the issuance to Investor of 603,900 shares of the Corporation’s common stock, up to $1.5 million of which may be delivered by the Investor after the date hereof, but on or before December 20, 2010.

(b)	The Shareholders own an aggregate of nine hundred ninety thousand (990,000) shares of Common Stock, as follows:

Shareholders	No. of Shares of Common Stock
RZ	386,100
Investor	603,900

2.	Voting and Control

(a)          The Shareholders agree that the board of directors of the Corporation initially shall consist of three (3) directors.  Initially, (i) RZ shall be entitled to designate one (1) director, who shall be Alan G. Perriton (the “RZ Designee”) and (ii) Investor shall be entitled to designate two (2) directors, who shall be Kraig T. Higginson and Carl E. Berg (the Investor Designees”), and the Shareholders agree they will vote all of their voting stock for the election of the RZ Designee and the Investor Designees as directors, and each of such persons shall hold office until they resign or are removed in accordance with the by-laws of the Corporation (the “By-Laws”) or until successors are elected by the shareholders of the Corporation in accordance with the By-Laws. RZ, from time to time, shall be entitled to replace the RZ Designee with another person to serve as a director and the Investor shall be entitled to replace any of the Investor Designees with other persons to serve in their place as directors.

(b)         The Board of Directors will appoint Kraig T. Higginson as transition Chief Executive Officer, and shall elect such other officers as may be determined by them from time to time.

(c)         A supermajority vote of the directors (being a vote of more than 67% of all of the directors) will be required: (i) to issue equity or equity-linked securities of the Corporation (except for (x) the issuance of the equity or equity-linked securities to investors funding up to $10 million of the Additional Initial Capital (which shall dilute only the 61% of the common equity initially issued to the Investor and shall not dilute the 39% of the common equity initially issued to RZ,  and (y) the issuance of up to 20% to officers, directors, employees and consultants pursuant to an equity compensation plan that shall ratably dilute both the 61% interest of the Investor Group and RZ’s 39% interest); (ii) for any merger, change of control or other fundamental corporate transaction; (iii) except as provided in paragraph (a) above, removal of any director; (iv) within the first 12 months after the closing, termination of the Transition CEO or reduction of Transition CEO’s compensation; or (v) amendments to this Agreement or the articles of incorporation or bylaws of the Corporation.

3.	Disposition

(a)          Except in the case of any pledge, transfer or other disposition to an affiliate, if any Shareholder intends to sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber any shares of Common Stock owned by him or any interest therein (the “Transferring Shareholder”), such Shareholder shall send notice of such intention to the Corporation and each other Shareholders (the “Other Shareholders”), which notice shall fully identify the proposed transferee and the terms and conditions of the transfer, shall contain a representation by the Transferring Shareholder that the proposed transfer is a bona fide transaction, and shall offer to sell all the shares of Common Stock owned by such shareholder (“Offered Shares”) pursuant to the terms of and at the price set forth in this Agreement (the “Offer”).  For a period of ten (10) days (the “Offer Period”) after the date upon which the Offer is received by the Corporation (the “Offer Date”), the Corporation shall have the option to elect, by delivery of a written notice (the “Acceptance Notice”) to the Transferring Shareholder to such effect, to purchase all, but not a part, of the Offered Shares at the price and on the terms set forth in Section 4 hereof or to notify the Other Shareholders by written notice (a “Nonelection Notice”) that it does not elect to so purchase all of the Offered Shares.  If the Corporation delivers the Nonelection Notice to the Other Shareholders, the Other Shareholders shall have the option, exercised by delivery to the Transferring Shareholder of a written notice (the “Option Notice”) for a period ending twenty (20) days after the Offer Date to elect to purchase all or a portion of the Offered Shares, pro rata based on ownership by the Other Shareholders of shares of Common Stock.

(b)         Except as otherwise agreed by the Transferring Shareholder, none of the Offered Shares shall be purchased by either the Corporation or the Other Shareholders unless all the Offered Shares shall be purchased by them.  If neither the Corporation delivers an Acceptance Notice nor the Other Shareholders deliver an Option Notice, timely in accordance with Section 3 above then, for a period of thirty (30) days commencing on the 21st day after the Offer Date and ending on the 51st day after the Offer Date, the Transferring Shareholder shall be permitted to dispose of the Offered Shares to the transferee identified, and on the terms and conditions specified, in the Offer.  If, however, such disposition is not completed within such thirty (30) day period, the provisions of this Agreement shall again apply to the Transferring Shareholder and the Offered Shares, and such Shares (or any interest therein) may not be transferred except in compliance with all of the terms hereof.

(c)         The price to be paid on the sale or transfer of shares of Common Stock by a Shareholder to the Corporation or to Other Shareholders shall be that price agreed to be paid to the Transferring Shareholder by the prospective transferee of the Offered Shares.

(d)         The closing of all purchases of Common Stock pursuant to this Agreement (the “Closing”) shall occur at the principal office of the Corporation not less than ten (10) nor more than thirty (30) days after the delivery of the Acceptance Notice, the Option Notice or the Nonelection Notice, as the case may be.  The purchase price for the shares of Common Stock being acquired by the Corporation or the Other Shareholders pursuant to this Agreement, as the case may be, shall be paid by delivery of a certified check or wire transfer to the Transferring Shareholder’s account, against delivery by the Transferring Shareholder of the stock certificate or certificates for such shares, each being duly endorsed for transfer and with all transfer taxes paid or provided for, and the delivery to the Corporation of the resignations of the Shareholder and his designees as directors and/or officers of the Corporation.

(e)         Notwithstanding anything to the contrary contained in this Section 3, RZ agrees that, unless and until it shall have obtained the prior written approval of the Corporation, it shall not, prior to December 31, 2011, (i) sell, transfer or otherwise dispose of any of its Common Stock, or (ii) file any registration statement in respect of its Common Stock; provided, however, that the foregoing shall not prohibit (I) any transfer by RZ of any or all of its Common Stock to an affiliate (being an entity majority controlled by, controlling or under common control with RZ), or (II) a pledge by RZ of any or all of its Common Stock to an institutional lender who agrees to accept the pledge subject to the terms and conditions of this Agreement, including the restrictions on transfer that are effective until December 31, 2011.

(f)          If the Corporation files a registration statement covering its securities, or if the Investor files a registration statement covering its Common Stock, then subject to customary exceptions for “piggyback” rights (such as registrations on Form S-3, Form S-4 or Form S-8, or an underwritten public offering, including customary underwriter provisions), RZ (or, in the case of a registration statement filed by the Corporation, the Investor) will be entitled to have its shares of Common Stock included in such registration statement.

4.	Dilution

(a)         As of the date hereof the Shareholders agree that the Corporation will require additional equity investment of not less than $10 million (the “Additional Initial Capital”). Equity or equity-linked securities of Via Automotive issued to investors funding up to $10 million of the Additional Initial Capital shall not be subject to the provisions of paragraph 3 hereof and shall dilute only the 61% of the common equity initially issued to the Investor and shall not dilute the 39% of the common equity initially issued to RZ on the date hereof.

(b)         In the event that the Investor does not close on all of the Additional Initial Capital before June 30, 2011, RZ shall have the right obtain the then unfunded portion of the Additional Initial Capital on the Investor’s behalf on terms reasonably acceptable to the Corporation’s board of directors, which Additional Initial Capital shall dilute only the 61% of the common equity initially issued to the Investor and shall not dilute the 39% of the common equity initially issued to RZ on the date hereof.

(c)         The Shareholders agree that up to 20% of the issued common stock of the Corporation can be allocated to an equity compensation plan approved by the Corporation’s board of directors for equity based grants/issuances to directors, officers, employees and consultants of the Corporation, ratably diluting the holdings of the Shareholders.

5.	Stock Certificates

All certificates evidencing shares of Common Stock, issued at any time, shall bear the following legend:

“The sale, assignment, transfer, pledge, hypothecation or other disposition or encumbrance of shares of Common Stock represented by this certificate is restricted by, and subject to, the terms of a Shareholders’ Agreement, dated as of November 18, 2010, by and among the Shareholders, the Corporation, and others, a copy of which is on file at the Corporation’s principal office.”

6.	Notices

(a)         All notices required or permitted to be transmitted to any party to this Agreement shall be personally mailed, postage prepaid, by registered or certified mail, return receipt requested, or delivered by nationally recognized courier addressed to such party as follows:

(i) if to the Corporation, at its principal place of business; or

(ii) if to a Shareholder, at the address of such person as it appears on the records of the Corporation, or at the address specified in this Agreement, or at such other address or addresses as any such party may from time to time specify in a written notice given to the Corporation and the Other Shareholder.

(b)         Any such notice shall be deemed to have been given on the date on which it actually delivered or the delivery is refused.

7.	Termination

This Agreement shall automatically terminate upon the happening of any of the following events:

(i) the dissolution of the Corporation;

(ii) the voluntary or involuntary filing of a petition in bankruptcy as to the Corporation, which petition is not dismissed or withdrawn within sixty (60) days of the filing thereof;

(iii) the appointment of a receiver for all or substantially all of the property and assets of the Corporation;

(iv) the merger or consolidation of the Corporation into or with any other corporation which shall be the survivor of such merger or consolidation;

(v) the ownership of all Common Stock by one Shareholder;

(vi) the unanimous written agreement of the Shareholders and the Corporation; or

(vii) a registration statement for an underwritten public offering of the Corporation’s securities being declared effective.

8.	Miscellaneous

(a) This Agreement shall be binding upon the parties hereto and their respective successors, heirs assigns and legal representatives, whether or not any such person shall have executed this Agreement or otherwise agreed in writing to become a party hereto.

(b) Any shares of Common Stock, or any other stock or security of the Corporation, issued by the Corporation at any time shall be subject to the terms of this Agreement.  Any purchaser or other transferee of such stock or security shall be deemed to have consented to become a party to, and in all respects to be bound by, this Agreement, and shall be deemed to be a Shareholder for all purposes of this Agreement.  All such transferees shall accept this Agreement as a condition to the transfer of such stock or security on the Corporation’s books.

(c) This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the laws of, the State of Utah.

(d) This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may be amended and modified only by a written instrument signed by the parties hereto.

(e) The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other or subsequent breach of the same or any other term or condition hereof.

(f) No transfer or ownership of the Common Stock will be recorded on the books of the Corporation except for such transfers which are effected in compliance with all of the terms and conditions hereof and the provisions of the applicable laws of the State of Delaware.

(g) The invalidity of any term or provision of this Agreement shall not be deemed to affect the validity of this Agreement as a whole or any other term or provision hereof.

(h) Should any of the provisions of this Agreement require interpretation, it is agreed that the arbitrator (or court) interpreting or construing this Agreement shall not apply a presumption that the terms of any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared such document, it being agreed that all parties and their respective agents have participated in the preparation of this Agreement.

(i) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RASER TECHNOLOGIES, INC.

By:	/s/ Nicholas Goodman
Nicholas Goodman, CEO

BERG & BERG ENTERPRISES, LLC

By:	/s/ Carl E. Berg
Carl E. Berg, Manager/Member

VIA AUTOMOTIVE, INC.

By:	/s/ Carl E. Berg
Name: Carl E. Berg
Title: Founder